SciClone Announces the Appointment of Dean S. Woodman to Chairman of the Board of Directors

SAN MATEO, CA -- 02/01/2005 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Dean S. Woodman to Chairman of the Board of Directors. Dr. Jere E. Goyan will continue as Chairman Emeritus. Mr. Woodman has served as a Director on SciClone's Board of Directors since August 2000. In addition, Richard J. Hawkins, who was appointed as a Director to the Board of Directors on November 1, 2004, has joined the Board's audit committee, of which Mr. Woodman is also Chairman.

"I am pleased to assume this added responsibility, particularly at this exciting time at SciClone as we near the completion of our U.S. phase 3 trials evaluating ZADAXIN® as a potential new therapy for hepatitis C," commented Mr. Woodman. "The Directors and I are very grateful to Dr. Goyan for his contributions and leadership throughout the years while serving as our Board Chairman."

Mr. Woodman, now retired, was an investment banker for over four decades. From July 1989 to June 1999, he was a Managing Director of Furman Selz, an investment banking firm acquired in 1999 by ING Barings L.L.C. Mr. Woodman was a Managing Director in the investment banking group of Hambrecht & Quist (now JPMorgan Chase) from October 1984 to March 1988. He was a founding partner of Robertson Colman Stephens & Woodman, an investment banking firm, in 1978, and of Woodman Kirkpatrick & Gilbreath, an investment banking firm, in 1982. Mr. Woodman served 23 years as an investment banker for Merrill Lynch, where for 16 years he was Director of West Coast corporate finance. He is a Director of MarineMax, Inc. (NYSE), Medallion Bank, a wholly owned subsidiary of Medallion Financial Corp. (NASDAQ), and Plan Express, Inc., a private company.

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States. ZADAXIN is also being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, which is currently being evaluated in pre-clinical studies for the treatment of viral and other infectious disease. For more information about SciClone, visit www.sciclone.com.

Corporate information contact:
Richard A. Waldron
Chief Financial Officer
SciClone Pharmaceuticals, Inc.
650-358-3437